Exhibit 10.4
Appendix A
to Award Letter
Granted July 21, 2007 (the “Grant Date”)
Terms and Conditions of
Deferred Unit Award
The deferred units (“Deferred Units”) granted to you on the Grant Date by Transocean Inc. (the “Company”) representing a specified number of the ordinary shares, par value $0.01 per share, (“Ordinary Shares”) of the Company are subject to the terms and conditions set forth in the Transocean Inc. Long-Term Incentive Plan (the “Plan”), any rules and regulations adopted by the Executive Compensation Committee of the Board of Directors (the “Committee”), any additional terms and conditions set forth in this Appendix A which forms a part of the attached award letter to you (“Award Letter”) and the enclosed Prospectus for the Plan. Any terms used in this Appendix and not defined in the Award Letter have the meanings set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan will control.
1.	Vesting and Deferred Units
(a)	Unless vested on an earlier date as provided in this Appendix A, the Deferred Units granted pursuant to your Award Letter will vest in installments as set forth in the Vesting Schedule in your Award Letter.

(b)	In certain circumstances described in paragraphs 4 and 6 below, your Deferred Units may vest before these dates. In addition, the Committee may accelerate the vesting of all or a portion of your Deferred Units at any time in its discretion.

(c)	You do not need to pay any purchase price for the Deferred Units.
2.	Restrictions on the Deferred Units

Until and unless you vest in your Deferred Units and receive a distribution of Ordinary Shares, you may not attempt to sell, transfer, assign or pledge them. Until the date on which you receive a distribution of the Ordinary Shares in respect of any vested Deferred Units awarded hereunder, your award of Deferred Units will be evidenced by credit to a book entry account. You are required to open a brokerage account with Charles Schwab & Co., Inc. (“Schwab”), or such other broker as the Company reserves the right to designate, prior to taking possession of any vested shares. Failure to open and maintain such account and / or to follow instructions of the Company in this regard can result in the forfeiture of the Deferred Units. When Deferred Units vest, the net shares (total Ordinary Shares distributable in respect of vested Deferred Units minus any Ordinary Shares retained by the Company in accordance with the policies and requirements described in Section 7), will be delivered in street name to your Schwab brokerage account (or, in the event of your death, to a Schwab brokerage account in the name of your beneficiary under the Plan ) or, at the Company’s option, a certificate for such shares will be delivered to you. Any Ordinary

Shares distributed to you in respect of vested Deferred Units will be registered in your name and will not be subject to any restrictions. There will be some delay between the date of vesting and the date your shares become available to you due to administrative reasons.

3.	Dividends, Cash Consideration and Voting
(a)	Unvested Deferred Units. In the event that dividends are paid with respect to Ordinary Shares, you will be entitled to receive a cash payment equal to the amount of the dividend paid per Ordinary Share as of such dividend payment date multiplied by the number of unvested Deferred Units credited to your account immediately prior to such dividend payment date (the “Dividend Equivalent”). All Dividend Equivalents (if any) payable with respect to your unvested Deferred Units will be paid directly to you approximately at the same time dividends are paid with respect to all other Ordinary Shares of the Company and shall be subject to all applicable withholding taxes. For any non-cash dividends, the Committee may determine in its sole discretion the cash value to be so paid to you in respect of such Deferred Units.

(b)	Vested Deferred Units. In the event that dividends are paid with respect to Ordinary Shares, an amount equal to that dividend will be paid to you in respect of any vested Deferred Units for which Ordinary Shares have not yet been distributed.

(c)	Cash Consideration. In the event that Ordinary Shares are exchanged or reclassified by the Company resulting in cash consideration paid for such Ordinary Shares, you will be entitled to receive a cash payment equal to the amount of cash consideration corresponding to the number of unvested Deferred Units (including vested Deferred Units not yet distributed to you) credited to your account.

(d)	Voting Ordinary Shares. You will have the right to vote your Ordinary Shares that have become distributable in respect of any vested Deferred Units. There are no voting rights associated with Deferred Units.

(e)	No Other Rights. You shall have no other dividend equivalent, dividend or voting rights with respect to any Deferred Unit.
4.	Termination of Employment
(a)	General. The following rules apply to the vesting of your Deferred Units in the event of your death, disability, or other termination of employment.
(i)	Death or Disability. If your employment is terminated by reason of death or disability (as determined by the Committee), all of your Deferred Units will vest on the first day in the calendar quarter following your date of termination.

(ii)	Convenience of the Company. If the Company terminates your employment for the convenience of the Company (as determined by the Committee), all of your Deferred Units will vest on your date of termination.

(iii)	Other Termination of Employment. If your employment terminates for any reason other than death, disability or termination for the convenience of the Company (as those terms are used above), any of your Deferred Units which have not vested prior to your termination of employment will be forfeited.

(iv)	Adjustments by the Committee. The Committee may, in its sole discretion exercised before or after your termination of employment, accelerate the vesting of all or any portion of your Deferred Units.
(b)	Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, including without limitation whether as a result of death, disability, convenience of the Company or any other reason, and its determination shall be final, conclusive and binding upon you.
5.	Beneficiary

You may designate a beneficiary to receive any portion of the Deferred Units that become due to you after your death, and you may change your beneficiary from time to time. Beneficiary designations must be duly executed using the proper form designated by the Headquarters Human Resources Department and timely filed with the Administrator of the Long-Term Incentive Plan in that department. If you fail to designate a beneficiary, Deferred Units due to you under the Plan will be paid to the executor or administrator of your estate in the event of your death.
6.	Change of Control

All of your Deferred Units will vest immediately upon a qualifying Change of Control of the Company if you are employed by the Company on such date.
7.	Income Tax Withholding
(a)	You should consult the Long-Term Incentive Plan Prospectus for a general summary of the U.S. federal income tax consequences to you from the grant and/or vesting of Deferred Units based on currently applicable provisions of the Code and related regulations. The summary does not discuss state and local tax laws or the laws of any other jurisdiction, which may differ from U.S. federal tax law. For these reasons, you are urged to consult your own tax advisor regarding the application of the tax laws to your particular situation.
(b)	You must make arrangements satisfactory to the Company to satisfy any applicable U.S. federal, state or local withholding tax liability arising from the vesting of the Deferred Units. You can either make a cash payment to Schwab of the required amount or you can elect to satisfy your withholding obligation by having Schwab retain Ordinary Shares having a value approximately equal to the amount of your withholding obligation from the Ordinary Shares otherwise deliverable to you upon the vesting of your Deferred Units. You may not elect for such withholding to be greater than the minimum statutory withholding tax liability arising from the vesting of the Deferred Units. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you. Further, any Dividend Equivalents paid to you in respect of unvested Deferred Units pursuant to Section 4 above will be subject to federal, state and local tax withholding, as appropriate, as additional compensation.

(c)	In addition, you must make arrangements satisfactory to the Company to satisfy any applicable withholding tax liability imposed under the laws of any other jurisdiction arising from your Deferred Units. You may not elect to have Schwab withhold Ordinary Shares having a value in excess of the minimum statutory withholding tax liability. If you fail to satisfy such withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

(d)	In addition to the previous withholding requirements, any award under the Plan is also subject to all applicable withholding policies of the Company as may be in effect from time to time, at the sole discretion of the Company. Without limiting the generality of the foregoing, the Company expressly has the right to withhold or cause to be withheld (whether upon award determination, grant, vesting, exercise of rights or otherwise) any portion of an award (including without limitation any portion of the proceeds of an exercise of any award rights such as, if applicable, a stock option, or any portion of any securities issuable in connection with any award such as, if applicable, the issuance of Ordinary Shares for Deferred Units) pursuant to any tax equalization or other plan or policy, as any such policies or plans may be in effect from time to time, irrespective of whether such withholding correlates to the applicable tax withholding requirement with respect to your award. Awards are further subject to any tax and other reporting requirement that may be applicable in any pertinent jurisdiction including any obligation to report awards (whether related to the granting or vesting thereof or exercise of rights thereunder) to any taxing authority or other pertinent third party.
8.	Restrictions on Resale

Other than the restrictions referenced in paragraph 2, there are no restrictions imposed by the Plan on the resale of Ordinary Shares acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. There are no restrictions imposed by the SEC of shares acquired under the Plan by persons who are not affiliates of the Company.

9.	Effect on Other Benefits

Income recognized by you as a result of the grant or vesting of Deferred Units, the payment of any Dividend Equivalents with respect to your unvested Deferred Units or the payment of any dividends with respect to your Ordinary Shares acquired in accordance with this Appendix A, will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.
10. Code Section 409A Compliance

If any of the provisions of the Award Letter or this Appendix A would result in the imposition of an additional tax under Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), that provision will be reformed to avoid imposition of the additional tax and no action taken to comply with Section 409A shall be deemed to impair a benefit under the Award Letter or this Appendix A.
If you have any questions regarding your award or would like to obtain additional information about the Plan or the Committee, please contact the Company’s Director of Global Compensation, Human Resources Department, P. O. Box 2765, Houston, Texas 77252. Your Award Letter and this Appendix A contain the formal terms and conditions of your award and accordingly should be retained in your files for future reference.